APPENDIX A

WELLS FARGO MASTER TRUST

ADMINISTRATION AGREEMENT

Funds of Wells Fargo Master Trust Covered by This Agreement

Fee of 0.15% of average daily net assets: except that no administration fee will be charged to the Master Trust Portfolios, so long as an administration fee is charged to the Gateway Funds of Wells Fargo Funds Trust.

Bloomberg Barclays US Aggregate ex-Corporate Portfolio

C&B Large Cap Value Portfolio

Core Bond Portfolio

Disciplined Large Cap Portfolio1

Diversified Large Cap Growth Portfolio

Emerging Markets Bond Portfolio

Emerging Growth Portfolio

Factor Enhanced Emerging Markets Portfolio

Factor Enhanced International Portfolio

Factor Enhanced Large Cap Portfolio

Factor Enhanced Small Cap Portfolio

High Yield Corporate Bond Portfolio

Index Portfolio

International Government Bond Portfolio

International Growth Portfolio

International Value Portfolio

Investment Grade Corporate Bond Portfolio

Large Company Value Portfolio

Managed Fixed Income Portfolio

Real Return  Portfolio

Small Company Growth Portfolio

Small Company Value Portfolio

Stable Income Portfolio

Strategic Retirement Bond Portfolio

U.S. REIT Portfolio

Appendix A amended:  February 28, 2018

1. On February 28, 2018, the Board of Trustees of the Wells Fargo Master Trust approved the establishment of the Disciplined Large Cap Portfolio (“Portfolio”).  The Portfolio will commence operations on or about June 1, 2018.
The foregoing fee schedule is agreed to as of February 28, 2018 and shall remain in effect until changed in writing by the parties.

WELLS FARGO MASTER TRUST

By:

            Andrew Owen

            President

WELLS FARGO FUNDS MANAGEMENT, LLC

By:

            Paul Haast

            Senior Vice President